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                                  EXHIBIT 10.1

  DESCRIPTION OF PRUDENTIAL SAVINGS BANK'S FISCAL 2006 DIRECTORS' COMPENSATION

        Compensation to directors for their service on the Board of Directors is paid by Prudential Savings Bank (the "Bank"), the wholly-owned subsidiary of Prudential Bancorp, Inc. of Pennsylvania (the "Company"). The Company does not pay separate compensation to its directors for their service on the Company's Board of Directors. For fiscal 2007, members of the Bank's Board of Directors will receive an annual retainer of $21,000 if they attend 10 of the twelve regularly scheduled Board meetings. If a director does not attend at least 10 meetings, he instead will receive $1,750 per meeting attended, including both regular and special Board meetings. Members of the Audit Committee, Executive Committee, Compensation Committee and Budget/Finance Committee will receive fees of $800 per meeting attended. As Chairman of the Board, Mr. Packer will receive an annual retainer of $69,750 in addition to standard board and committee meeting fees. Mr. Judge will receive an additional $5,000 per year for service as chairman of the Bank's Finance Committee. As solicitor of the Bank, Mr. Balka will receive an annual retainer of $45,000. Mr. Balka also will receive the normal meeting fees for service on the Executive Committee and the normal annual Board retainer of $21,000.